                                  Exhibit 99.1

               INDEX TO FINANCIAL STATEMENTS OF ASHFORD.COM, INC.

                                                                            Page
                                                                            ----

Fiscal Year Ended March 31, 2001
Report of Independent Public Accountants                                     F-1
Ashford.com, Inc. Consolidated Balance Sheets                                F-2
Ashford.com, Inc. Consolidated Statements of Operations                      F-3
Ashford.com, Inc. Consolidated Statements of Stockholders' Equity            F-4
Ashford.com, Inc. Consolidated Statements of Cash Flows                      F-6
Notes to Consolidated Financial Statements                                   F-7

Nine Months Ended December 31, 2001
Ashford.com, Inc. Consolidated Balance Sheets                               F-22
Ashford.com, Inc. Consolidated Statements of Operations                     F-23
Ashford.com, Inc. Consolidated Statements of Cash Flows                     F-24
Notes to Consolidated Financial Statements                                  F-25

                    Report of Independent Public Accountants

To the Board of Directors
of Ashford.com, Inc.:

     We have audited the accompanying consolidated balance sheets of Ashford.com, Inc. and subsidiaries (the Company), a Delaware corporation, as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 2001 and the period from inception (March 6, 1998) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ashford.com, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2001 and the period from inception (March 6, 1998) through March 31, 1999, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from operations since its inception, losses are expected to continue through fiscal 2002 and its financial resources are limited. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/   Arthur Andersen LLP

Houston, Texas
June 13, 2001

                                Ashford.com, Inc.

                           Consolidated Balance Sheets
                      (In Thousands, Except Share Amounts)

                                                                                                           March 31,       March 31,
                                                                                                             2001            2000
                                                                                                          ----------      ----------
Assets
Current assets:
     Cash and cash equivalents                                                                            $    7,095      $  46,474
     Restricted cash                                                                                           1,500            120
     Accounts receivable, net of allowance for doubtful accounts of $231 and $25, respectively                 2,559          4,527
     Merchandise inventory                                                                                    24,066         24,205
     Prepaid and other                                                                                         1,535         79,793
                                                                                                          ----------      ---------

Total current assets                                                                                          36,755        155,119
Property and equipment, net of accumulated depreciation of $5,894 and $1,159, respectively                     8,441          7,837
Purchased intangibles, net of accumulated amortization of $10,483 and $2,141, respectively                    10,162         11,365
Other assets                                                                                                     908          3,287
                                                                                                          ----------      ---------

Total assets                                                                                              $   56,266      $ 177,608
                                                                                                          ==========      =========

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable and accrued liabilities                                                             $    8,189      $   6,221
     Revolving credit facility                                                                                 4,705             --

Other long-term liabilities                                                                                      104            117

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
        at March 31, 2001 and 2000                                                                                --             --
     Common stock, $.001 par value, 100,000,000 shares authorized, 48,691,917 and 44,956,224 shares
        issued at March 31, 2001 and 2000, respectively                                                           49             45
     Treasury stock, at cost, 770,893 and no shares outstanding at March 31, 2001 and 2000,
        respectively                                                                                              --             --
     Additional paid-in capital                                                                              259,365        260,563
     Subscriptions receivable                                                                                 (1,156)          (780)
     Deferred compensation                                                                                    (4,983)       (15,232)
     Accumulated deficit                                                                                    (210,007)       (73,326)
                                                                                                          ----------      ---------

Total stockholders' equity                                                                                    43,268        171,270
                                                                                                          ----------      ---------

Total liabilities and stockholders' equity                                                                $   56,266      $ 177,608
                                                                                                          ==========      =========

            The accompanying notes are an integral part of these financial statements.

                                Ashford.com, Inc.

                      Consolidated Statements of Operations
                      (In Thousands, Except Share Amounts)


                                                                                                                       Period from
                                                                                                                        Inception
                                                                                                                     (March 6, 1998)
                                                                                        Year Ended     Year Ended        through
                                                                                         March 31,      March 31,        March 31,
                                                                                           2001           2000             1999
                                                                                        ----------      ---------     -------------
Net sales                                                                               $   67,195      $  39,931     $       5,938
Cost of sales                                                                               56,348         33,487             5,110
                                                                                        ----------      ---------     -------------

Gross profit                                                                                10,847          6,444               828

Operating expenses:
     Marketing and sales (includes non-cash amortization of $79,735, $27,525 and
        $0, respectively)                                                                  105,895         60,806             1,013
     General and administrative (includes non-cash amortization of $2,633, $3,003
        and $0, respectively)                                                               27,929         17,093             1,019
     Restructuring charge                                                                      662             --                --
     Impairment loss                                                                         1,094             --                --
     Depreciation and amortization                                                          13,460          3,277                67
                                                                                        ----------      ---------     -------------

           Total operating expenses                                                        149,040         81,176             2,099
                                                                                        ----------      ---------     -------------

Loss from operations                                                                      (138,193)       (74,732)           (1,271)
Interest income                                                                              1,644          2,677                13
Interest expense                                                                              (132)            (7)               (6)
                                                                                        ----------      ---------     -------------
Net loss                                                                                $ (136,681)     $ (72,062)    $      (1,264)
                                                                                        ==========      =========     =============

Net loss per share, basic and diluted                                                   $    (2.99)     $   (2.65)    $       (0.12)
                                                                                        ==========      =========     =============
Shares used to compute net loss per share
     Basic and diluted                                                                      45,725         27,197            10,397

   The accompanying notes are an integral part of these financial statements.

                                Ashford.com, Inc.

                 Consolidated Statements of Stockholders' Equity
                                 (In Thousands)

                                                          Treasury
                        Preferred Stock  Common Stock      Stock
                        --------------- --------------   ----------
                                                                     Additional                                          Total
                                  Par             Par                 Paid-In   Subscription   Deferred   Accumulated Stockholders'
                         Shares  Value  Shares   Value  Shares  Cost   Capital   Receivable  Compensation   Deficit       Equity
                         ------  -----  ------  ------- ------  ---- ---------- ------------ ------------ ----------- -------------
Balance at Inception,
  March 6, 1998              --   $ --      --   $  --    --    $ --   $   --     $     --    $       --   $      --    $       --
Issuance of common
  stock for cash upon
  formation on March
  6, 1998                    --     --   6,313       6    --      --       (5)          --            --          --             1
Issuance of common
  stock for services
  in April 1998              --     --   4,375       4    --      --       50           --            --          --            54
Issuance of Series A
  preferred stock in
  exchange for cash
  and conversion of
  note payable on
  December 4, 1998        9,500      9      --      --    --      --    3,991           --            --          --         4,000
Deferred compensation
  related to grants
  of options to
  purchase common
  stock                      --     --      --      --    --      --      431           --          (431)         --            --
Amortization of
  deferred
  compensation               --     --      --      --    --      --       --           --            17          --            17
Net loss                     --     --      --      --    --      --       --           --            --      (1,264)       (1,264)
                        -------   ----  ------   -----  ----    ----   ------     --------    ----------   ---------    ----------
Balance at March 31,
  1999                    9,500      9  10,688      10    --      --    4,467           --          (414)     (1,264)        2,808
Deferred compensation
  related to grants
  of options to
  purchase common
  stock                      --     --      --      --    --      --   19,123           --       (19,123)         --            --
Issuance of Series B
  preferred stock in
  exchange for cash
  and conversion of
  note payable on
  April 17, 1999          7,149      7      --      --    --      --   30,083           --            --          --        30,090
Officer exercise of
  options to purchase
  common stock
  pursuant to note
  receivable                 --     --   1,852       2    --      --      778         (780)           --          --            --
Issuance of Series C
  preferred stock in
  exchange for cash
  on July 8, 1999         1,425      2      --      --    --      --   16,302           --            --          --        16,304
Conversion of
  preferred stock
  into common stock
  in connection with
  initial public
  offering on
  September 22, 1999    (18,074)   (18) 18,074      18    --      --       --           --            --          --            --
Issuance of common
  stock in exchange
  for cash in
  connection with
  initial public
  offering on
  September 22, 1999,
  net of offering
  expenses of
  $1.9 million               --     --   6,250       6    --      --   73,642           --            --          --        73,648
Issuance of warrants
  in connection with
  execution of
  distribution and
  marketing agreements       --     --      --      --    --      --    4,182           --            --          --         4,182

    The accompanying notes are an itegral part of these financial statements.

                                Ashford.com, Inc.

                                 (In Thousands)




                                  Preferred                   Treasury
                                    Stock     Common Stock      Stock
                              --------------  -------------- -----------                                                    Total
                                                                         Additional                                         Stock-
                                       Par            Par                 Paid-In   Subscription   Deferred    Accumulated  holders'
                              Shares  Value   Shares Value  Shares Cost   Capital    Receivable   Compensation   Deficit    Equity
                              ------  -----   ------ ------ ------ ----  ---------- ------------  ------------ ----------- ---------
Issuance of common stock
  in connection with Internet
  domain and other intangible
  asset purchases                 --   $  --     685 $    1     -- $ --  $   7,374    $     --    $      --    $      --   $  7,375
Issuance of common stock for
  cash and marketing
  agreement                       --      --   7,407      8     --   --    104,612          --           --           --    104,620
Amortization of deferred
  compensation                    --      --      --     --     --   --         --          --        4,305           --      4,305
Net loss                          --      --      --     --     --   --         --          --           --      (72,062)   (72,062)
                              ------  ------ ------- ------ ------ ----  ---------  ----------   ----------    ---------   --------

Balance at March 31, 2000         --      --  44,956     45     --   --    260,563        (780)     (15,232)     (73,326)   171,270
Director exercise of options
  to purchase common stock
  pursuant to note receivable     --      --     143     --     --   --        376        (376)          --           --         --
Issuance of warrants in
  connection with execution
  of distribution and
  marketing agreements            --      --      --     --     --   --        118          --           --           --        118
Issuance of warrants in
  connection with purchases
  of fixed assets                 --      --      --     --     --   --        914          --           --           --        914
Issuance of common stock in
  connection with Internet
  domain and other intangible
  asset purchases                 --      --   3,004      3     --   --      4,238          --           --           --      4,241
Issuance of common stock in
  connection with employee
  stock purchase plan             --      --      79     --     --   --        191          --           --           --        191
Exercise of common stock
  options                         --      --     510      1     --   --        161          --           --           --        162
Common stock reacquired for
  cash                            --      --      --     --    771   --         --          --           --           --         --
Recapture of deferred
  compensation, net               --      --      --     --     --   --     (7,196)         --        7,196           --         --
Amortization of deferred
  compensation                    --      --      --     --     --   --         --          --        3,053           --      3,053
Net loss                          --      --      --     --     --   --         --          --           --     (136,681)  (136,681)
                              ------  ------ ------- ------ ------ ----  ---------  ----------    ---------    ---------   --------

Balance at March 31, 2001         --   $  --  48,692 $   49    771 $ --  $ 259,365   $  (1,156)   $  (4,983)   $(210,007)  $ 43,268
                              ------  ------ ------- ------ ------ ----  ---------  ----------    ---------    ---------   --------


   The accompanying notes are an integral part of these financial statements.

                                Ashford.com, Inc.

                      Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                                                                       Period from
                                                                                                                        Inception
                                                                                    Year Ended       Year Ended      (March 6, 1998)
                                                                                     March 31,        March 31,          through
                                                                                       2001             2000         March 31, 1999
                                                                                   ------------     ------------    ----------------
Cash flows from operating activities:
Net loss                                                                           $   (136,681)    $   (72,062)      $    (1,264)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                       95,828          33,805                67
     Impairment loss                                                                      1,094              --                --
     Compensation expense related to issuance of common stock                                --              --                52
     Changes in assets and liabilities, net of effects of acquisitions:
           Accounts receivable                                                            1,968          (4,391)             (136)
           Merchandise inventory                                                            762         (20,635)           (3,273)
           Prepaid and other                                                              1,780          (8,911)             (453)
           Other assets                                                                    (354)           (201)               --
           Accounts payable and accrued liabilities                                       3,054           3,733             1,300
                                                                                   ------------     -----------       -----------

Net cash used in operating activities                                                   (32,549)        (68,662)           (3,707)
                                                                                   ------------     -----------       -----------

Cash flows from investing activities:
Purchases of property and equipment                                                      (6,859)         (6,853)             (302)
Internet domain and other intangible asset purchases                                     (3,306)         (7,936)               --
Restricted cash                                                                          (1,380)            (20)             (100)
                                                                                   ------------     -----------       -----------

Net cash used in investing activities                                                   (11,545)        (14,809)             (402)
                                                                                   ------------     -----------       -----------

Cash flows from financing activities:
Net proceeds from initial public offering                                                    --          73,648                --
Proceeds from issuance of common stock                                                      353          10,000                 2
Issuance of Series A preferred stock                                                         --              --             3,245
Issuance of Series B preferred stock                                                         --          29,100                --
Issuance of Series C preferred stock                                                         --          16,304                --
Debt issuance costs                                                                        (343)             --                --
Proceeds from revolving credit facility                                                   4,705              --                --
Proceeds from notes payable                                                                  --              --             1,755
                                                                                   ------------     -----------       -----------

Net cash provided by financing activities                                                 4,715         129,052             5,002
                                                                                   ------------     -----------       -----------

Net (decrease) increase in cash and cash equivalents                                    (39,379)         45,581               893

Cash and cash equivalents:
Beginning of period                                                                      46,474             893                --
                                                                                   ------------     -----------       -----------

End of period                                                                      $      7,095     $    46,474       $       893
                                                                                   ============     ===========       ===========

Supplemental disclosure of noncash investing and financing activities:
Issuance of preferred stock upon conversion of note payable, including accrued
   interest                                                                        $         --     $        --       $       755
Issuance of common stock in connection with marketing agreement                              --          94,620                --
Issuance of common stock in connection with Internet domain and other
   intangible asset purchases                                                             4,241           7,375                --
Issuance of warrants in connection with purchases of fixed assets                           914              --                --
Issuance of warrants in connection with execution of distribution and
   marketing agreements                                                                     118           4,182                --

   The accompanying notes are an integral part of these financial statements.

                                Ashford.com, Inc.

                   Notes to Consolidated Financial Statements
                                 March 31, 2001

1.   Operations and Organization of Business

Background

     Ashford.com, Inc. (the Company), formerly NewWatch Company, is a Delaware corporation which was incorporated on March 6, 1998 (Inception), and commenced operations in April 1998. The Company is engaged in the distribution of luxury and premium products including new and vintage watches, diamonds, jewelry, fragrances, leather accessories, sunglasses and writing instruments, primarily through online retail sales and corporate sales.

     The Company has suffered significant losses from operations since its inception. Management is implementing a strategy to significantly reduce costs and improve operating efficiencies (see Note 4). Management believes that the Company's current cash balances, including those obtained from the merger with Guild, com, Inc., an online art retailer, and borrowing capacity will be sufficient to meet anticipated needs for at least the next 12 months, assuming it executes according to its restructured operating plans. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. Accordingly, there is substantial doubt as to the Company's ability to continue as a going concern. If current cash and cash that may be generated from future operations are insufficient to satisfy the Company's liquidity requirements, management may seek to sell additional equity or debt securities or to obtain additional credit facilities from lenders. There can be no assurance that financing will be available in amounts or on the terms acceptable to the Company, if at all. The Company's ability to raise cash through the sales of additional equity or convertible debt securities may be difficult depending on market conditions and other factors, and if available could result in additional dilution to the Company's stockholders. In addition, management will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, which might impact the Company's liquidity requirements or cause the Company to issue additional equity or debt securities.

2.   Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated.

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Revenue is generally recognized on sales of merchandise held for sale when the product is sold and shipped, net of coupons, discounts and estimated returns. Amounts billed for shipping are included in revenue.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less.

Restricted Cash

     Restricted cash in the amounts of $1.5 million and $120,000 at March 31, 2001 and 2000, respectively, were pledged as collateral against potential credit card chargebacks. The increase in restricted cash is consistent with the Company's increased sales levels.

                                Ashford.com, Inc.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, restricted cash and accounts receivable. Cash, cash equivalents and restricted cash are deposited with high credit, quality financial institutions. Concentration of credit risk with respect to accounts receivable are limited due to the Company's large number of customers and their dispersion substantially throughout the United States. A substantial portion of the Company's net sales is derived from customer credit cards. As a result, the related accounts receivable from these sales are collected within a few days of processing the credit card transactions. Credit is also extended to a select group of customers based upon an evaluation of the customer's financial condition and collateral is generally not required. The Company maintains an allowance for doubtful accounts receivable based upon expected collectibility. Credit losses have not been significant to date.

     During the years ended March 31, 2001 and 2000 and for the period from Inception through March 31, 1999, no single customer accounted for more than 10% of net revenues.

Fair Value of Financial Instruments

     The Company's financial instruments, including cash, cash equivalents, restricted cash, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Merchandise Inventory

     Inventory consists of merchandise held for sale, and is stated at the lower of cost or market. The Company uses the average cost method of determining the cost of its inventory and evaluates the market value of its inventory quarterly based on known market prices available directly from manufacturers and key suppliers. Inventory balances are reviewed monthly for slow moving inventories. Based on changes in business conditions and expected future cash flows, the Company recorded cost of sales of approximately $1.8 million during the fourth fiscal quarter of 2001 relating to inventory valuation charges.

Purchased Intangibles

     Purchased intangibles include Internet domain names, related trademarks and other identifiable intangible assets purchased by the Company and are presented net of related accumulated amortization. As a result of rapid technological and industry changes occurring in the Internet industry, purchased intangibles are amortized over estimated useful lives of two years.

Impairment of Long-Lived Assets

     The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future estimated undiscounted cash flows attributable to such assets. The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. See discussion of impairment of long-lived assets in
Note 3.

Fulfillment Costs

     Included in marketing and sales expense are fulfillment costs, which consist of the cost of operating and staffing warehousing and distribution centers. Such costs include those attributable to receiving, inspecting and warehousing inventories and picking, packaging and preparing customers' orders for shipment.

Advertising Costs

     The Company recognizes advertising expenses in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-7, "Reporting on Advertising Costs." As such, the Company expenses the cost of communicating advertising in the period in which the advertising takes place. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally on a straight-line basis over the term of the contract. No direct-response advertising has been incurred. During the years ended March 31, 2001 and 2000 and for the period from Inception through March 31, 1999, the Company incurred advertising expense of approximately $11.9 million, $23.7 million, and $694,000, respectively.

                                Ashford.com, Inc.

Technology, Content and Web Site Development Costs

     Technology and content costs consist principally of payroll and related expenses for development, systems and telecommunications operations personnel and consultants. Technology and content costs are generally expensed as incurred, except for certain costs relating to Web site development the development of internal-use software.

     Costs incurred in connection with developing or obtaining software for internal use are capitalized in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs associated with developing the Company's Web site are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 00-2, "Accounting for Web Site Development Costs," which requires certain Web site development costs to be capitalized. Capitalized Web site development costs at March 31, 2001 and 2000, primarily relate to external direct costs incurred in developing and obtaining software utilized on the Company's Web site.

Start-up Costs

     In accordance with SOP 98-5, the Company has expensed all start-up costs, including organization costs, as incurred.

Warranty

     The Company guarantees its watches to be genuine, in new condition and free from defects for a period of at least two years. If the Company is an authorized agent or service center for the manufacturer, it will extend the original manufacturer's warranty for a period of two years. The Company estimates future warranty costs not covered by the original manufacturer's warranty. Warranty expense is accrued at the date revenue is recognized on the sale of merchandise held for sale. The Company has not incurred significant warranty claims to date. As discussed in Note 12, the Company recorded a $400,000 expense to settle a lawsuit related to watches it sold.

Income Taxes

     The Company is a C Corporation for U.S. federal income tax purposes and uses the liability method in accounting for income taxes. Under this method, deferred taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance has been established where necessary to reduce deferred tax assets to the amount more likely than not expected to be realized in future tax returns.

Comprehensive Income

     The Company has adopted the provisions of SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not engaged in transactions that are required to be reported in comprehensive income.

Segment Information

     The Company complies with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and management responsibility. The Company operates in a single business segment: the retail sale of luxury products in the United States.

Stock-Based Compensation

     SFAS 123, "Accounting for Stock-Based Compensation," establishes a fair value-based method of accounting for stock-based compensation plans. SFAS 123 allows the Company to adopt one of two methods for accounting for stock options. The Company has elected the method that requires disclosure only of stock-based compensation. Because of this election, the Company accounts for its employee stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25 and the related interpretations. Accordingly, deferred compensation is recorded for stock-based compensation grants based on the excess of the estimated fair value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation grant. If the exercise price of the stock-based compensation grants is equal to the estimated fair value of the Company's stock on the date of grant, no compensation expense is recorded.

                                Ashford.com, Inc.

Net Loss Per Share

     Net loss per share is computed using the weighted average number of shares of common stock outstanding. Shares associated with stock options, warrants, convertible preferred stock and contingently issuable common stock are not included because they are antidilutive.

Pro Forma Net Loss Per Share (Unaudited)

     Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of outstanding preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on the dates of original issuance (See Note 9).

     The following table sets forth the computation of basic and dilutive, and pro forma basic and dilutive, net loss per share (in thousands, except per share amounts):

                                                                                                                     Period from
                                                                            Year Ended         Year Ended         Inception through
                                                                          March 31, 2001     March 31, 2000        March 31, 1999
                                                                          --------------     --------------      ------------------
Numerator--
     Net loss                                                             $     (136,681)    $      (72,062)     $           (1,264)
                                                                          ==============     ==============      ==================

Denominator--
     Weighted average common shares                                               45,725             27,197                  10,397
                                                                          ==============     ==============      ==================

     Denominator for basic and diluted calculation                                45,725             27,197                  10,397
     Weighted average effect of pro forma securities--
           Series A preferred stock                                                   --              4,503                   2,867
           Series B preferred stock                                                   --              3,075                      --
           Series C preferred stock                                                   --                296                      --
                                                                          --------------     --------------      ------------------

     Denominator for pro forma basic and diluted calculation                      45,725             35,071                  13,264
                                                                          ==============     ==============      ==================

Net loss per share--
     Basic and diluted                                                    $        (2.99)    $        (2.65)     $            (0.12)
                                                                          ==============     ==============      ==================

     Pro forma basic and diluted                                          $        (2.99)    $        (2.05)     $            (0.10)
                                                                          ==============     ==============      ==================


Reclassification of Prior Period Balances

     Certain prior period balances have been reclassified for consistent presentation.

Recent Accounting Pronouncements

     The FASB issued an Exposure Draft, Business Combinations and Intangible Assets, containing tentative decisions about requiring the use of a nonamortization approach to account for purchased goodwill. Under the nonamortization approach, goodwill would be tested for impairment, rather than being amortized to earnings. Under the Exposure Draft, the Company's purchased intangibles would continue to be amortized consistent with its current policy. Upon adoption of the principles in this Exposure Draft, the Company would record any goodwill as income or expense.

     In March 2000, the FASB issued Financial Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN 44 clarifies the application of APB 25 for certain issues, such as the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. Adoption of FIN 44 did not change the Company's existing accounting policies or disclosures.

                                Ashford.com, Inc.

     In May 2000, the EITF issued EITF 00-14, "Accounting for Certain Sales Incentives," which provides guidance on the accounting for certain sales incentives offered by companies to their customers such as discounts, coupons, rebates and products or services. EITF 00-14 addresses the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of a single exchange transaction. The accompanying financial statements include the reclassification of free product and service incentives delivered to customers at the time of sale, from marketing and sales expense to cost of sales, related to the adoption of EITF 00-14. All periods presented have been reclassified for consistent presentation.

     In July 2000, the EITF reached a consensus on EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. The Company historically has classified shipping charges to customers as revenue. In September 2000, the EITF concluded that the classification of shipping and handling costs should be disclosed pursuant to Accounting Principles Board (APB) Opinion No. 22, "Disclosure of Accounting Policies." If shipping and handling costs are significant and are not included in cost of sales, companies should disclose both the amount of such costs and which line item on the income statement includes that amount. Shipping and handling costs cannot be netted against sales. The Company classifies inbound and outbound shipping costs as costs of sales. The Company generally does not impose separate handling charges on customers. However, during fiscal year 2001, the Company began charging for shipping costs. The Company began charging for packaging costs during fiscal 2002. Costs attributable to receiving, inspecting and warehousing inventories and picking, packaging and preparing customers' orders for shipment are classified as marketing and sales expense and totaled $3.8 million, $1.9 million and $65,000 during the years ended March 31, 2001 and 2000 and the period from Inception through March 31, 1999, respectively.

3.    Impairment of Long-Lived Assets

     During the fourth quarter ended March 31, 2001, the Company determined that the carrying value of certain assets exceeded its net realizable value. In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company recorded an impairment loss of $1.1 million during the fourth quarter ended March 31, 2001.

     In connection with management's plan to reduce costs and improve operating efficiencies, the Company discontinued the use of several third party software contracts and wrote down fixed assets of approximately $0.6 million. The Company also decided not to further pursue the utilization of certain marketing and distribution arrangements and wrote down intangible assets associated with these arrangements of approximately $0.5 million.

4.   Restructuring and Related Charges

     During the fourth quarter ended March 31, 2001, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded restructuring charges of approximately $0.7 million, consisting of approximately $0.5 million for headcount reductions and approximately $0.2 million for contract cancellations. Headcount reductions consisted of approximately 40 employees, or about 17% of the Company's workforce, across all areas of the Company.

     Total cash outlays associated with the restructuring were $0.6 million. The remaining $0.1 million of restructuring costs is expected to be paid through December 31, 2001.

     The restructuring accrual consists of the following:

                                        Severance and      Contract
                                          Benefits      Cancellations     Total
                                     ----------------- ---------------  --------

Provision for fiscal year 2001       $      502        $      160       $   662
Amount paid in fiscal year 2001             472                80           552
                                     ----------------- ---------------  --------

Balance at March 31, 2001            $       30        $       80       $   110
                                     ================= ===============  ========

     During May 2001, the Company initiated a review of its lines of business, cost structure and general activities. The objective of this review was to identify opportunities for improved financial performance and liquidity management. Specific initiatives resulting from this review include reducing the scope of product offerings, decreasing the Company's investment in inventory and eliminating certain operating costs, including costs associated with personnel. In connection with this review, the Company expects to record charges during the quarter ending June 2001 attributed to the following matters.

                                Ashford.com, Inc.

Reduction of Personnel

     In connection with the May 2001 review, the Company entered into severance agreements with 41 employees. The Company expects to record a charge of $80,000 during the quarter ending June 2001 in connection with these headcount reductions.

Disposition of Online Watch Retailer

     In February 2001, the Company entered into a merger agreement with E.S.T., Inc., an online watch retailer, that was doing business as The Watch Network. In connection with the agreement, the Company paid an aggregate purchase price of $2.3 million representing the assumption of liabilities and direct acquisition costs of approximately $650,000, and 1,991,000 shares of the Company's common stock. The agreement further provided that the Company issue up to an additional 5,500,000 shares of its common stock to The Watch Network upon resolution of certain authorized dealer relationship contingencies and in connection with The Watch Network meeting certain gross profit targets as set forth in the agreement. Further, certain key members of The Watch Network's management entered into separate employment agreements with the Company which provide for employment for eighteen months following the merger and representation on the board of directors of the Company. Principal assets acquired include inventory, supplier relationships and intellectual property.

     During June 2001, as a result of certain business difficulties that arose in the relationship between the Company and the former principles of The Watch Network and to resolve litigation between them, the parties began negotiating a dissolution of that relationship. The Watch Network tentatively agreed to a settlement whereby The Watch Network and certain of its management will receive aggregate consideration of approximately $0.8 million representing $0.2 million of inventory, $0.1 million of severance pay and 1,500,000 shares of the Company's common stock to settle all potential future claims and obligations. The Company expects to record a charge of approximately $2.4 million in connection with this settlement.

Outsourcing of Online Art Operations

     In May 2001, the Company closed a merger agreement with Guild.com, Inc. an online art retailer. In connection with the agreement, the Company issued approximately 7.1 million shares of the Company's common stock and options and warrants to purchase approximately 1.6 million shares of the Company's common stock, in exchange for all of the fully diluted shares of Guild.com's capital stock. The purchase price was approximately $4.3 million, consisting of $3.3 million of the Company's common stock, $0.7 million of options and warrants to purchase shares of the Company's common stock and $0.3 million of business combination costs. The principle assets received include $7.3 million of cash, an Internet domain name and related trademarks and other tangible and intangible assets related to Internet retail operations. The total value of net tangible assets acquired exceeded the $4.3 million purchase price.

     In connection with the May 2001 review, the Company concluded that the operating cost structure of Guild.com was inconsistent with the level of sales activity and overall Company objectives. In June 2001, the prior management of Guild.com made a proposal to the Company, which the Company has agreed to accept, to assume the prospective operations of Guild.com as a separately capitalized entity. Pursuant to this agreement, the Company will contribute assets of approximately $0.5 million, including $0.4 million of cash, an Internet domain name and related trademarks and other intangible assets in return for 5% ownership interest in the new entity. In addition, the Company and the new entity will enter into a revenue sharing agreement whereby the Company will offer the new entity's product on its Web site in return for half of the gross profit from sales generated by the Company's Web site. The Company will not assume any future operating costs or obligations. Further, substantially all Company employees previously employed by Guild.com will become employees of the new entity or will be terminated.

Sale of Asset

     In connection with the May 2001 review, during June 2001, the Company sold two Internet domain names and related trademarks related to a product information Internet site in exchange for $0.4 million cash. The Company expects to record a loss on sale of approximately $0.5 million during the quarter ending June 2001.

5.   Other Significant Acquisitions

     In August 1999, the Company entered into an option agreement to purchase two Internet domain names and related trademarks (the "Purchased Assets") from a product information Internet site (the "Option Agreement"). In connection with the Option Agreement, the Company paid $300,000 in cash upon execution of the Option Agreement for the exclusive right to acquire the Purchased Assets. In October 1999, the Company exercised its option to acquire the Purchased Assets. The Company paid an aggregate purchase price of $4.3 million representing $940,000 of cash (including the aforementioned payment in connection with the Option Agreement) and 332,500 shares of the Company's common stock.

                                Ashford.com, Inc.

     In September 1999, the Company entered into an asset purchase agreement to purchase an Internet domain name and related trademarks from a luxury goods retailer. In connection with this agreement, the Company paid $1.6 million in cash upon execution for the domain name, related trademarks and non-competition covenants. The asset purchase agreement further provided that the Company pay an additional $20,000 of cash consideration for each authorized dealer relationship successfully transitioned to the Company by the luxury goods retailer, not to exceed $160,000, all of which was paid as of March 31, 2000.

     In January 2000, the Company entered into a merger agreement with an online fragrance retailer. In connection with the agreement, the Company paid an aggregate purchase price of $7.5 million representing $3.7 of cash, including the assumption of certain liabilities, and 330,354 shares of the Company's common stock. The principal assets received include an Internet domain name and related trademarks, inventory and other tangible and intangible assets related to Internet retail operations. The agreement further provided that the Company issue up to an additional 736,514 shares of its common stock to the Internet retailer upon the resolution of certain authorized dealer relationship contingencies as set forth in the agreement. In August 2000, the Company issued 658,998 shares of its common stock in connection with the resolution of the authorized dealer relationship contingencies. The fair market value of the shares issued totaled approximately $1.8 million. This acquisition was accounted for using the purchase method of accounting. The purchase price was allocated in accordance with APB 16, "Business Combinations," as follows (in thousands):


         Property and equipment                    $      780
         Intangible assets                              7,962
         Net working capital items                        613
                                                   ----------
         Total purchase price                      $    9,355
                                                   ==========

     Property and equipment relate primarily to computer equipment and software costs. Intangible assets resulting from the acquisition relate to an Internet domain name, related trademarks, customer lists and direct brand relationships and is being amortized using the straight-line method over an expected useful life of 2 years.

     The following unaudited pro forma data is presented to show pro forma revenues, net loss and basic and diluted net loss per share as if the acquisition of the online fragrance retailer had occurred as of the Company's Inception.


                                                              Period from
                                           Year Ended       Inception through
                                          March 31, 2000     March 31, 1999
                                          --------------    -----------------

Revenues                                  $       40,177    $           5,952
                                          ==============    =================

Net loss                                  $      (77,603)   $          (1,372)
                                          ==============    =================

Basic and diluted net loss per share      $        (2.82)   $           (0.12)
                                          ==============    =================

     In October 2000, the Company entered into an asset purchase agreement with a retailer principally engaged in the business of selling customized gifts to clients in the investment banking industry. The agreement provided for an aggregate purchase price of approximately $3.3 million representing $1.9 million of cash paid at closing, 392,037 shares of the Company's common stock and an additional $600,000 to be paid in cash over the following twelve months. Principal assets acquired include a customer base, supplier relationships and intellectual property.

                                Ashford.com, Inc.

6.   Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed based on the straight-line method over the estimated useful lives of the respective assets. Repair and maintenance costs are charged to expense as incurred. Property and equipment consists of the following (in thousands):

                                                         Estimated       March 31,     March 31,
                                                        Useful Life        2001          2000
                                                       --------------    ---------    ----------
Software and Web site development costs                   2 years        $  8,200     $   4,290
Computer and office equipment                           3 to 5 years        4,653         3,978
Machinery and equipment                                   5 years             331           134
Leasehold improvements                                  3 to 5 years        1,151           594
                                                                         --------     ---------

                                                                           14,335         8,996
Less--Accumulated depreciation                                             (5,894)       (1,159)
                                                                         --------     ---------

Property and equipment, net                                              $  8,441     $   7,837
                                                                         ========     =========

     Depreciation expense totaled approximately $5.3 million, $1.1 million and $49,000 during the years ended March 31, 2001 and 2000 and the period from Inception through March 31, 1999, respectively.

7.   Note Payable

     In March 1999, the Company received $1.0 million cash from a stockholder in exchange for a note payable bearing interest at an annual rate of 6%. The note payable had a maturity date of June 1999. The note payable was converted into preferred stock in April 1999 (see Note 9). In management's opinion, the terms of this note and its subsequent conversion were at arms length.

8.   Revolving Credit Facility

     During September 2000, the Company executed a three-year revolving credit facility with a maximum available credit of $25 million with Congress Financial Corporation, a unit of First Union National Bank. The credit facility is to be used for working capital needs and is secured by the Company's assets. Availability under the credit facility is determined pursuant to a borrowing base as defined in the agreement, and was $6.9 million on March 31, 2001. Amounts outstanding under the credit facility bear interest at the prime rate or LIBOR plus 250 basis points (8.50% at March 31, 2001), as elected by the Company. Approximately $4.7 million was outstanding under the revolving credit facility as of March 31, 2001. In addition to the amount outstanding at March 31, 2001, $250,000 was reserved against the issuance of a standby letter of credit.

9.   Stockholders' Equity

Preferred Stock

     In December 1998, the Company entered into a stock purchase agreement with an investor whereby the Company issued 9,500,000 shares of Series A convertible preferred stock in exchange for approximately $3,245,000 in cash and conversion of a $755,000 note payable, including accrued interest.

     In April 1999, the Company increased the number of authorized shares of its convertible preferred stock to 17,100,000 with a par value of $.001 per share. In addition, 7,600,000 shares of the Company's preferred stock was designated as Series B preferred stock. Also in April 1999, the Company entered into a stock purchase agreement with five investors whereby 7,148,750 shares of the Company's Series B convertible preferred stock was issued in exchange for approximately $29.1 million in cash and conversion of a $1.0 million note payable, including accrued interest.

     In July 1999, the Company increased the number of authorized shares of its convertible preferred stock to 19,166,250 shares with a par value of $.001 per share. In addition, 2,066,250 shares of the Company's convertible preferred stock was designated as Series C convertible preferred stock. Also in July 1999, the Company entered into a stock purchase agreement with six investors whereby 1,425,679 shares of the Company's Series C convertible preferred stock were issued in exchange for approximately $16.3 million in cash.

                                Ashford.com, Inc.

     On September 22, 1999, the Company completed its initial public offering of 6,250,000 shares of its common stock. Net proceeds before expenses to the Company were approximately $73.6 million. As of the closing date of the offering, all of the Series A, Series B and Series C convertible preferred stock was converted into an aggregate of 18,074,429 shares of common stock. Concurrent with the initial public offering, the Board of Directors were authorized, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each preferred stock series.

Warrants

     In connection with a number of distribution and marketing agreements entered into with luxury brand owners and representatives during fiscal 2000, the Company has issued 494,930 warrants which are fully vested and may be exercised for 494,930 shares of common stock. The warrants are exercisable through January 2002 at a weighted average exercise price of $8.91 per share. The agreements are for periods up to twenty-four months and provide the Company with certain exclusive online distributor rights, allow the Company to utilize certain trademarks and images in connection with its marketing and advertising activities and require the Company to fund certain marketing and advertising activities. The Company has recorded the estimated fair value of the warrants on the date of grant as deferred marketing expense which is being amortized over the terms of the related agreements. During the fourth quarter ended March 31, 2001, the Company decided not to further pursue the utilization of certain of its marketing and distribution agreements recording an impairment charge of $0.5 million. See Note 3 for discussion of related impairment losses. Deferred marketing expense totaled $0.2 million and $2.4 million at March 31, 2001 and 2000, respectively, and is included in other assets in the accompanying consolidated balance sheet.

     In July 2000, the Company issued a warrant to a company to purchase 100,000 shares of common stock at $2.81 in exchange for software maintenance services rendered by the company. 50,000 shares were immediately exercisable and the remaining 50,000 shares vest monthly through December 2001. These warrants expire on July 1, 2005. In March 2001, the Company issued a warrant to a company to purchase 75,000 shares of common stock at $0.66 in exchange for a marketing services agreement. 37,500 shares were immediately exercisable and the remaining 37,500 shares vest on December 31, 2001. These warrants expire in March 2006. The Company has recorded the estimated fair value of the warrants on the date of grant as intangible assets which are being amortized over the terms of the related agreements. The unvested warrants are subject to variable accounting, with fair value re-measurements at the end of each quarterly reporting period. Intangible assets associated with these warrants totaled $0.1 million at March 31, 2001 and are included in other assets in the accompanying consolidated balance sheet.

     During fiscal year 2001, the Company issued warrants, which are fully vested, to a related party to purchase 258,706 shares of common stock at $0.01 in exchange for Web site development services rendered by the related party. 129,353 of the warrants expire in September 2005 and the remaining warrants expire in December 2005. The Company has recorded the fair value of the services rendered, which management believes are equivalent to those available and transacted with unrelated parties, as software and Web site development costs. Software and Web site development costs associated with these warrants totaled $0.7 million and are included in fixed assets in the accompanying consolidated balance sheet.

     No warrants were outstanding at March 31, 1999 and none have been exercised through March 31, 2001.

Restricted Stock

     On December 4, 1998, the Company entered into an agreement with its founding and key management employees whereby the employees agreed to allow 5,957,099 shares of previously issued common stock to be subject to certain restrictions (Restricted Stock). The restrictions provide the Company with the right, but not the obligation, to repurchase any unvested shares of Restricted Stock upon termination of employment. Under this agreement, one holder's Restricted Stock, representing 1,895,849 shares, vests ratably over a 39-month service period. Of the other holders' Restricted Stock, 1,015,313 shares vested on March 6, 1999; the remaining shares vest ratably over a 36-month service period. Restrictions on 1,203,633, 1,598,305 and 1,268,929 shares lapsed into unrestricted common stock during fiscal 2001, 2000 and 1999, respectively. The Company repurchased 770,893 shares during fiscal 2001 which are recorded as treasury stock in the accompanying consolidated balance sheet. The Company paid par value for the shares. With the exception of the vesting period, holders of Restricted Stock retain all the rights of common stockholders including voting, dividend and liquidation rights. The remaining 1,115,339 shares subject to restrictions are included in outstanding common stock in the accompanying balance sheet at March 31, 2001.

Common Stock

     The holders of the common stock are entitled to receive dividends when and as declared by the board of directors. Upon the liquidation, dissolution or winding up of the Company, all of the remaining assets of the Company available for distribution after that required for holders of preferred stock shall be distributed among the holders of common stock pro rata based on the number of shares held by each. The common stock is not redeemable. The holders of outstanding common stock are entitled to elect two directors of the Company at each annual election of directors.

                                Ashford.com, Inc.

     In August 1999, the Company's board of directors declared a stock split of
4.75 shares for every 1 share of common stock or preferred stock then outstanding. The stock split became effective on September 21, 1999. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split, including an assumed increase in authorized shares of common stock and preferred stock. The par value of the shares of common stock to be issued in connection with the stock split was credited to common stock and a like amount charged to additional paid-in capital.

     The Company's board of directors is authorized to issue up to 100,000,000 shares of common stock with a par value of $.001 per share.

     In December 1999, the Company sold 707,964 shares of its common stock to a leading online retailer for $10.0 million in cash. The Company also issued an additional 6,698,664 shares of its common stock to the online retailer in exchange for par value and advertising placements targeted at the online retailer's customer base with the intent of delivering new customers to the Company (the "Advertising Placements"). The fair market value of the shares issued in connection with the Advertising Placements totaled $94.6 million and were amortized over the one-year term of the agreement and is fully amortized as of March 31, 2001. As of March 31, 2000, the net amount related to this agreement included in prepaid and other current assets in the accompanying consolidated balance sheet totaled $71.0 million.

Equity Incentive Compensation Plans

     In April 1998, the Company adopted an incentive compensation plan (the 1998 Stock Incentive Plan) which provided the ability to grant incentive stock options, nonqualified stock options and restricted stock. The Company does not intend to grant any additional options or stock awards under this plan.

     In July 1999, the Company adopted an incentive compensation plan (the 1999 Stock Incentive Plan) which provides the ability to award incentive stock options, nonqualified stock options, restricted stock, stock units and stock appreciation rights. The aggregate number of awards under the 1999 Stock Incentive Plan shall not exceed 6,175,000 shares of common stock. The 1999 Stock Incentive Plan allows for annual increases of the lesser of 5% of the total number of shares of common stock then outstanding or 1,900,000 shares of common stock. In February 2000, the Company adopted an incentive compensation plan (the 2000 Non-Officer Stock Plan) which provides the ability to grant up to 2,490,000 incentive stock options to non-officer employees. The maximum number of options allowed to be granted under the 2000 Non-Officer Stock Plan was increased to 4,090,000 in May 2000. The 1999 Stock Incentive Plan and the 2000 Non-Officer Stock Plan are administered by the board of directors of the Company, which has the authority to determine the type, number, vesting requirements and other features and conditions of such awards.

     Generally, the Company grants stock options with exercise prices equal to the fair market value of the common stock on the date of grant. Options generally vest over a four-year period and expire ten years from the date of grant.

     The following table summarizes stock option activity under the plans:

                                                                     Weighted       Weighted
                                                                     Average        Average
                                                     Number of       Exercise      Grant Date
                                                       Shares         Price        Fair Value
                                                    -----------      --------     ------------
Balance at Inception                                         --            --
Options granted                                       1,258,750      $   0.05     $    0.16
Options forfeited                                          (190)     $   0.05
                                                     ----------      --------

Outstanding at March 31, 1999                         1,258,560      $   0.05
Options granted                                       7,269,976      $   4.70     $    4.02
Options exercised                                    (1,852,500)     $   0.43
Options forfeited                                      (252,644)     $   4.91
                                                     ----------      --------

Outstanding at March 31, 2000                         6,423,392      $   5.01
Options granted                                       6,521,637      $   1.41     $    1.10
Options exercised                                      (653,008)     $   0.82
Options forfeited                                    (2,441,259)     $   4.39
                                                     ----------      --------

Outstanding at March 31, 2001                         9,850,762      $   3.06
                                                     ==========      ========

                                Ashford.com, Inc.

     The following table summarizes information regarding stock options outstanding and exercisable as of March 31, 2001:

                                                Outstanding Options                             Vested and Exercisable
                                 ------------------------------------------------------  ----------------------------------
                                                 Weighted Average         Weighted                           Weighted
                                   Number of         Remaining             Average          Number of         Average
      Exercise Price                  Shares     Contractual Life      Exercise Price       Shares        Exercise Price
     --------------------------  ------------  --------------------  ------------------  -------------  ------------------
     $ 0.05                           955,625           8            $             0.05        542,466  $             0.05
     $ 0.30 - $ 0.43                3,550,675           10                         0.32        813,903                0.33
     $ 0.56                            35,000           10                         0.56            417                0.56
     $ 0.88 - $ 1.00                  173,000           10                         0.95          5,987                0.95
     $ 1.50 - $ 2.13                  247,000           10                         1.54         28,521                1.53
     $ 2.44 - $ 3.57                2,360,841           9                          2.60        567,793                2.63
     $ 3.79 - $ 4.72                  107,610           9                          4.14         44,213                4.14
     $ 5.88 - $ 8.75                1,126,892           9                          7.40        376,220                7.59
     $ 9.16 - $13.50                1,250,619           9                         10.26        545,921               10.45
     $14.19 - $14.94                   43,500           9                         14.90         14,051               14.90
                                 ------------                                            -------------
     Total                          9,850,762                                                2,939,492
                                 ============                                            =============

     Under APB 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred compensation has been recorded for those situations where the exercise price of an option was lower than the deemed fair value of the underlying common stock. Prior to the Company's initial public offering, the fair value of the common stock on the date of grant was determined based upon valuations in relation to preferred stock financings and an independent appraisal. For the year ended March 31, 2000 and the period from Inception through March 31, 1999, the Company recorded aggregate deferred compensation of $19.1 million and $431,500, respectively, which is being amortized over the vesting period of the underlying options. No deferred compensation was recorded during the year ended March 31, 2001. For the years ended March 31, 2001 and 2000 and the period from Inception through March 31, 1999, total amortization of deferred compensation totaled $3.1 million, $4.3 million and $17,500, respectively.

     Had compensation expense been determined consistent with the provisions of SFAS 123, the Company's net loss for the years ended March 31, 2001 and 2000 and the period from Inception through March 31, 1999, would have been adjusted to the following pro forma amounts (in thousands, except per share data):

                                                                                                      Period from
                                                                Year Ended         Year Ended      Inception through
                                                              March 31, 2001     March 31, 2000     March 31, 1999
                                                              --------------     --------------     --------------
       Net loss--
            As reported                                       $     (136,681)    $      (72,062)    $       (1,264)
            Pro forma                                         $     (137,660)    $      (71,607)    $       (1,255)
       Basic and diluted net loss per share--
            As reported                                       $        (2.99)    $        (2.65)    $        (0.12)
            Pro forma                                         $        (3.01)    $        (2.63)    $        (0.12)
       Pro forma basic and diluted net loss per share--
            As reported                                       $        (2.99)    $        (2.05)    $        (0.10)
            Pro forma                                         $        (3.01)    $        (2.04)    $        (0.10)

     Prior to the Company's initial public offering, the Company computed the fair value of options granted using the minimum value method. Significant weighted average assumptions used to estimate fair value of options granted prior to the Company's initial public offering include a risk-free interest rate of 5.6 percent, expected lives of 10 years and no expected dividends. Subsequent to the Company's initial public offering, the Company computed the fair value of options granted using the Black-Scholes option pricing model. Significant weighted average assumptions used to estimate fair value of options granted subsequent to the Company's initial public offering are as follows:

                                Ashford.com, Inc.

                                                                        Year Ended        Year Ended
                                                                      March 31, 2001    March 31, 2000
                                                                     ----------------  ----------------
          Risk-free interest rate                                               5.9%              6.4%
          Expected volatility                                                 123.8%             98.4%
          Expected life                                                    3.3 years         3.3 years

Employee Stock Purchase Plan

     On July 9, 1999, the Company adopted a compensatory employee stock purchase plan, effective September 22, 1999, for up to 950,000 shares of common stock. During February 2001, the maximum number of shares to be issued under the plan was increased to 1,662,500. Participation is voluntary and substantially all full-time employees meeting limited eligibility requirements may participate. Contributions are made through payroll deductions and may not be less than 1% or more than 15% of the participant's base pay, as defined. The participant's option to purchase common stock is deemed to be granted on the first day and exercised on the last day of the fiscal quarter at a price which is the lower of 85% of the market price on the first or last day of the fiscal quarter. During the year ended March 31, 2001, 79,415 shares of common stock were issued under the plan. Through March 31, 2000, no shares of common stock had been issued under the plan.

Officer and Director and Employee Loans

     In May 1999, the Company entered into a $780,000 full-recourse promissory note bearing 5% interest with an officer, in connection with the exercise of options to purchase 1,852,500 shares of common stock. The shares of common stock purchased were pledged as collateral against the note. In April 2001, the officer resigned from the Company and the Company agreed to repurchase all of the shares of common stock from the officer at the price paid by the officer in exchange for payment in full on the loan, including all principal and related interest.

     In June 2000, the Company entered into a $375,888 full-recourse promissory note with one of its members of its board of directors in connection with the exercise of options to purchase 143,250 shares of common stock. The note bears interest at 6.71% per annum, is secured by a pledge of the shares acquired and is payable in full by April 2004.

10.  Income Taxes

     A reconciliation of income tax expense computed at the U.S. statutory rate to the provision reported in the consolidated statements of operations is as follows:

                                                                                                    Period from
                                                                                                     Inception
                                                                                                      through
                                                               Year Ended         Year Ended         March 31,
                                                             March 31, 2001     March 31, 2000         1999
                                                            ----------------   ----------------   -------------
Income tax at the statutory rate                            $        (46,472)  $        (24,501)  $        (496)
Increase (decrease) resulting from:
     Increase in valuation allowance                                  45,578             23,650             495
     Incentive stock options                                             842                533              --
     Non-deductible expenses                                              52                318               1
                                                            ----------------   ----------------   -------------

           Total                                            $             --   $             --   $          --
                                                            ================   ================   =============

                                Ashford.com, Inc.

     Deferred taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The primary components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                           March 31, 2001    March 31, 2000
                                                                           --------------    --------------
Deferred tax assets--
     Net operating loss carryforward                                       $       61,492    $       22,075
     Amortization of intangibles                                                    4,148             1,045
     Non-qualified stock options                                                    1,132               936
     Inventory                                                                      1,341                --
     Property and equipment                                                           821                --
     Accruals and reserves                                                            722               162
     Other                                                                             67                48
                                                                           --------------    --------------

          Total deferred tax assets                                                69,723            24,266
Deferred tax liabilities--
     Difference between book and tax basis of property and equipment                   --              (121)

                                                                           --------------    --------------
          Total deferred tax liabilities                                               --              (121)
Less--Valuation allowance                                                         (69,723)          (24,145)
                                                                           --------------    --------------

           Deferred tax assets, net                                        $           --    $           --
                                                                           --------------    --------------

     Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided to fully offset the deferred tax assets. As of March 31, 2001 and 2000, Ashford.com had net operating loss carryforwards of approximately $180.9 million and $64.9 million, respectively, which may be used to offset taxable income in future years. The net operating loss carryforward will begin to expire in fiscal year 2014. A change in control, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards.

11.  Related Party Transactions

     Certain key members of the Company's management and the board of directors are stockholders of a company from which the Company purchases computer equipment, receives consulting services and rented certain office space at prices and terms that management believes are equivalent to those available to and transacted with unrelated parties. During two years ended March 31, 2001 and 2000 and the period from Inception, through March 31, 1999, charges for consulting services and office rent, and payments for Web site development costs and computer equipment to this related party totaled $3.6 million, $2.5 million and $172,848, respectively. Payments made during fiscal year 2001 include $2.9 million of cash and 258,706 warrants to purchase the Company's common stock for $0.01. See Note 9.

     In December 1999, the Company entered into a marketing agreement with a minority interest stockholder for the delivery of new customers at a price and terms that management believes are equivalent to those available and transacted with unrelated parties. Total net payments of $0.5 million and $6.0 million were made during fiscal 2001 and 2000, respectively, pursuant to this agreement.

12.  Commitments and Contingencies

Leases

     Rent expense for the years ended March 31, 2001 and 2000 and for the period from Inception through March 31, 1999, was approximately $1.3 million, $853,000 and $47,000, respectively.

                                Ashford.com, Inc.

     Future minimum lease payments relating to noncancelable operating leases, primarily for office space and equipment, are as follows:

               For the year ending March 31--
                    2002                          $    1,291
                    2003                               1,208
                    2004                                  93
                                                  ----------

                                                  $    2,592
                                                  ----------


401(k) Plan

     Effective February 1, 1999, the Company established a defined contribution 401(k) plan. Employees eligible to join the plan are those 21 years of age or older and have a minimum of 1,000 hours of service within a 12-month period after their date of hire. Eligible employees may enter the plan on the effective date and thereafter on any January 1 or July 1. The service requirement is waived for those employed on the effective date. The Company does not contribute to the plan.

Employment Agreements

     The Company has entered into employment agreements with each of its employees. Either party may terminate such employment agreement at any time. The employment agreements provide for employees to receive the compensation and benefits offered to and accepted by them. The employment agreements also provide the Company with protection for its trade secrets, intellectual property rights and other confidential information.

Litigation

     During the fourth quarter of fiscal 2001, the Company recorded a charge of approximately $400,000 relating to the pending settlement of a lawsuit filed against the Company and certain of its officers during 1999. The final settlement of this lawsuit is contingent upon court approval; however, management does not expect a material change in the settlement amount upon obtaining court approval.

     The SEC is conducting an investigation concerning the Company's accounting and disclosures relating to certain marketing activities during fiscal years 2000 and 2001. The Company has been cooperating with the SEC, and will continue to do so. The Company's audit committee also has completed an internal review of certain matters related to the SEC review. The Company does not believe that any of the accounting issues raised by the SEC will have a material effect on the Company's financial statements.

     The Company is, and from time to time may be, a party to various other claims and legal proceedings generally incidental to its business. Although the ultimate disposition of these matters is not presently determinable, management does not believe that ultimate settlement of any or all of such matters will have a material adverse effect upon the Company's financial condition or results of operations.

                                Ashford.com, Inc.

13.  Quarterly Results (Unaudited)

     The following tables contain selected unaudited Consolidated Statement of Operations information for each quarter of fiscal year 2001 and fiscal year 2000. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                          Year Ended March 31, 2001
                                                                        ------------------------------------------------------------
                                                                           Fourth          Third            Second          First
                                                                          Quarter         Quarter          Quarter         Quarter
                                                                        -----------     -----------      -----------     -----------

                                                                                   (in thousands, except per share data)
Net sales                                                                $  14,328       $  27,750        $  12,013      $  13,105
Gross profit(1)                                                                843           5,273            2,293          2,439
Net loss                                                                   (17,001)        (40,022)         (40,556)       (39,102)
Net loss per share, basic and diluted                                    $   (0.37)      $   (0.87)       $   (0.89)     $   (0.87)
Pro forma net loss per share, basic and diluted                          $   (0.37)      $   (0.87)       $   (0.89)     $   (0.87)
Shares used to compute net loss per share:
     Basic and diluted                                                      46,456          45,758           45,598         45,099
     Pro forma basic and diluted(2)                                         46,456          45,758           45,598         45,099

                                                                                           Year Ended March 31, 2000
                                                                        ------------------------------------------------------------
                                                                           Fourth          Third            Second          First
                                                                          Quarter         Quarter          Quarter         Quarter
                                                                        -----------     -----------      -----------     -----------

                                                                                   (in thousands, except per share data)
Net sales                                                                $  11,804       $   20,104       $   4,400      $   3,623
Gross profit(1)                                                              2,174            3,427             225            620
Net income (loss)                                                          (41,292)         (19,038)         (8,553)        (3,178)
Net income (loss) per share, basic and diluted                           $   (0.92)      $    (0.51)      $   (0.57)     $   (0.27)
Pro forma net income (loss) per share, basic and
   diluted                                                               $   (0.92)      $    (0.51)      $   (0.27)     $   (0.12)
Shares used to compute net income (loss) per share:
     Basic and diluted                                                      44,909           37,198          14,920         11,604
     Pro forma basic and diluted(2)                                         44,909           37,198          31,117         26,995

----------
(1) Includes the reclassification of certain promotional costs from marketing and sales to cost of sales related to the adoption of the Emerging Issues Task Force Issue No. 00-14, "Accounting for Certain Sales Incentives." All periods presented have been reclassified for consistent presentation. Also includes a charge of approximately $1.8 million during the fourth quarter of the year ended March 31, 2001, relating to inventory valuation reserves. See Note 2.

(2) Includes shares associated with the conversion of preferred stock into common stock as if the conversion occurred on the dates of original issuance. See Note 2.

                                Ashford.com, Inc.

                           Consolidated Balance Sheets
                      (In Thousands, Except Share Amounts)

                                                                                       December 31,         March 31,
                                                                                           2001               2001
                                                                                           ----               ----
                                                                                       (Unaudited)
Assets
Current assets:
     Cash and cash equivalents                                                            $     409        $   7,095
     Restricted cash                                                                          1,500            1,500
     Accounts receivable, net of allowance for doubtful accounts of $ 380
         and $231, respectively                                                               3,553            2,559
     Merchandise inventory                                                                   16,478           24,066
     Prepaids and other                                                                       1,121            1,535
                                                                                          ---------        ---------
         Total current assets                                                                23,061           36,755
                                                                                          =========        =========
     Property and equipment, net of accumulated depreciation of $14,201 and
         $5,894, respectively                                                                    --            8,441
     Purchased intangibles, net of accumulated amortization of $14,441 and
         $10,483, respectively                                                                   --           10,162
     Other assets                                                                               516              908
                                                                                          ---------        ---------
     Total assets                                                                         $  23,577        $  56,266
     Liabilities and Stockholders' Equity
     Current liabilities:
         Accounts payable and accrued liabilities                                         $   6,228        $   8,189
         Revolving credit facility                                                              787            4,705
Other long-term liabilities                                                                      73              104
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued
     and outstanding at December 31, 2001 and March 31, 2001, respectively                       --               --
Common stock, $.001 par value, 100,000,000 shares authorized,
     57,400,803 and 48,691,917 shares issued at December 31, 2001 and
     March 31, 2001, respectively                                                                57               49
Treasury stock, at cost, 3,066,726 and 770,893 shares at December 31,
     2001 and March 31, 2001, respectively                                                     (865)              --
Additional paid-in capital                                                                  261,232          259,365
Subscriptions receivable                                                                       (376)          (1,156)
Deferred compensation                                                                        (1,326)          (4,983)
Accumulated deficit                                                                        (242,233)        (210,007)
                                                                                          ---------        ---------
     Total stockholders' equity                                                              16,489           43,268
                                                                                          ---------        ---------
Total liabilities and stockholders' equity                                                $  23,577        $  56,266
                                                                                          =========        =========

   The accompanying notes are an integral part of these consolidated financial statements.

                                Ashford.com, Inc.

                      Consolidated Statements of Operations
                      (In Thousands, Except Share Amounts)
                                   (Unaudited)

                                                                                    Nine months ended
                                                                                      December 31,
                                                                                      ------------
                                                                                   2001           2000
                                                                                   ----           ----
Net sales                                                                       $  35,336      $  52,868
Cost of sales                                                                      27,219         42,863
                                                                                ---------      ---------
Gross profit                                                                        8,117         10,005
Operating expenses:
     Marketing and sales (includes amortization of
         $705, and $79,735, respectively)                                           6,902        100,629
     General and administrative (includes amortization
         of $588, and $2,613, respectively)                                        14,820         20,929
     Restructuring charge                                                             409             --
     Settlement loss                                                                2,297             --
     Loss on sale of assets                                                           620             --
     Depreciation and amortization                                                 16,245          9,616
                                                                                ---------      ---------
         Total operating expenses                                                  41,293        131,174
                                                                                ---------      ---------
Loss from operations                                                              (33,176)      (121,169)
Interest income (expense), net                                                       (196)         1,489
                                                                                ---------      ---------
Net loss before disposal of segment                                               (33,372)      (119,680)
Net loss from discontinued operations                                                (667)            --
Net gain from disposal of segment                                                   1,813             --
                                                                                ---------      ---------
Net loss                                                                        $ (32,226)     $(119,680)
                                                                                =========      =========

Net loss before disposal of segment per share,
basic and diluted                                                               $   (0.63)     $   (2.63)
Net gain from disposal of segment and from
discontinued operations per share, basic and
diluted                                                                         $    0.02             --
Net loss per share, basic and diluted                                           $   (0.61)     $   (2.63)
Shares used to compute net loss per share,
     basic and diluted                                                             52,947         45,484

   The accompanying notes are an integral part of these consolidated financial statements.

                                Ashford.com, Inc.

                      Consolidated Statements of Cash Flows
                                 (In Thousands)
                                   (Unaudited)

                                                                                              Nine months ended
                                                                                              December 31, 2001,
                                                                                              ------------------
                                                                                            2001              2000
                                                                                            ----              ----
Cash Flows From Operating Activities:
Net loss                                                                                    $ (32,226)     $ (119,680)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                             17,538          91,964
     Restructuring charge related to issuance of options to purchase common stock                 221             ---
     Settlement loss                                                                            2,297             ---
     Loss on sale of assets                                                                       620             ---
     Net gain from disposal of segment                                                         (1,813)            ---
     Changes in assets and liabilities:
         Accounts receivable                                                                     (994)           (214)
         Merchandise inventory                                                                  7,588          (2,688)
         Prepaids and other                                                                       414             140
         Other assets                                                                            (499)           (355)
         Accounts payable and accrued liabilities                                              (3,497)          6,819
                                                                                            ---------      ----------
              Net cash used in operating activities                                           (10,351)        (24,014)
Cash Flows From Investing Activities:
     Purchases of property and equipment                                                         (107)         (5,862)
     Proceeds from sale of equipment and intangible assets                                        420             ---
     Net proceeds from acquisition of a business                                                7,270             ---
     Internet domain and other intangible asset purchases                                         ---          (2,082)
     Restricted cash                                                                              ---          (1,650)
                                                                                            ---------      ----------
              Net cash provided by (used in) investing activities                               7,583          (9,594)
Cash Flows From Financing Activities:
     Proceeds from revolving credit facility                                                   25,691             ---
     Payments on revolving credit facility                                                    (29,609)            ---
     Proceeds from related party                                                                  230             ---
     Payments to related party                                                                   (230)            ---
     Proceeds from exercise of stock options                                                      ---             156
     Net proceeds from the issuance of common stock                                               ---             108
     Debt issuance costs                                                                          ---            (233)
                                                                                            ---------      ----------
              Net cash provided by (used in) financing activities                              (3,918)             31
                                                                                            ---------      ----------
     Net decrease in cash and cash equivalents                                                 (6,686)        (33,577)
Cash and Cash Equivalents:
     Beginning of period                                                                        7,095          46,474
                                                                                            ---------      ----------
     End of period                                                                          $     409      $   12,897
                                                                                            =========      ==========
Supplemental Disclosure of Noncash Investing
     and Financing Activities:
     Purchase of common stock in connection with employment and consultant agreements       $     865             ---
     Issuance of common stock in connection with settlement                                       350             ---
     Issuance of common stock in connection with Internet
         domain and other intangible asset purchases                                              ---      $    2,539
     Issuance of warrants in connection with purchases of fixed assets                            ---             914

        The accompanying notes are an integral part of these consolidated financial statements.

                                Ashford.com, Inc.

                   Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies Unaudited Interim Financial Information

         The accompanying unaudited consolidated financial statements have been prepared by Ashford.com, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, and disclosures necessary for a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended March 31, 2001. Results for the nine months ended December 31, 2001, are not necessarily indicative of the results that may be expected for any future quarter or for the year ending March 31, 2002.

Definitive Merger Agreement

         On September 14, 2001, we announced that we had entered into a definitive merger agreement with Global Sports, Inc. whereby Global will acquire all of the outstanding shares of our common stock. Under the terms of the merger agreement, upon consummation of the merger, our shareholders will receive 0.0076 of a share of Global common stock and $0.125 cash for each share of our common stock. Global expects to issue approximately 430,000 shares of common stock and pay approximately $7.1 million of cash in exchange for all of the outstanding shares of our common stock. Closing of the proposed transaction is subject to the satisfaction of certain customary closing conditions, including approval of our stockholders.

         Our consolidated financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted accounting principles in the United States, which may be greater or less than the fair value of assets and liabilities as determined by Global Sports, Inc. Following the signing of the definitive merger agreement, we evaluated the realizability of our long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assests to Be Disposed Of, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future estimated undiscounted cash flows attributable to such assets. As a result, we recorded an impairment as depreciation and amortization expense of approximately $8.9 million during the quarter ended September 30, 2001.

         On February 11, 2002, Global Sports, Inc.'s registration statement on Form S-4 concerning the definitive merger agreement was declared effective by the Securities and Exchange Commission. A special meeting of our stockholders has been scheduled for March 14, 2002 to consider and vote upon a proposal to adopt the definitive merger agreement. Assuming the proposal is accepted by our stockholders, we expect this transaction to be closed shortly following the special meeting.

Liquidity

         We have suffered significant losses from operations since its inception. Management continues to implement a strategy to significantly reduce costs and improve operating efficiencies. We have incurred expenses in connection with our definitive merger agreement with Global Sports, Inc. since September 14, 2001. Further, we have incurred additional operating losses during the same period. As a result, our liquidity position has deteriorated. Assuming that the pending acquisition by Global Sports, Inc. is not completed, management believes that a revised restructuring plan will be required and that the resulting cash balances and borrowing capacity will be sufficient to meet anticipated needs for at least the next twelve months. Any such plan would likely include further cost reductions, including costs associated with personnel, further consideration of our existing lines of business and further reductions in our investment in inventory. Any projections of future cash needs and cash flows are subject to substantial uncertainty. Accordingly, there is substantial doubt as to our ability to continue as a going concern. If current cash and cash that may be generated from future operations are insufficient to satisfy our liquidity requirements, management may seek to sell additional equity or debt securities or to obtain additional credit facilities from lenders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. Our ability to raise cash through the sales of additional equity or convertible debt securities may be difficult depending on market conditions and other factors, and if available could result in additional dilution to our stockholders. In addition, management will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, which might impact our liquidity requirements or cause us to issue additional equity or debt securities.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Prior Period Balances

         Certain prior period balances have been reclassified for consistent presentation.

Net Loss Per Share

         Net loss per share is computed using the weighted average number of common shares outstanding. Shares associated with stock options and warrants are not included because they are antidilutive.

Recent Accounting Pronouncements

         In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective beginning April 2002. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions relating to the disposal of a segment of a business of Accounting Principles Board Opinion No. 30. We do not anticipate that the adoption of SFAS No. 144 will have a material impact on our financial position.

         In July 2001, the FASB issued Statements No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets requiring the nonamortization approach to account for purchased goodwill. Under the nonamortization approach, goodwill would be tested for impairment based on fair values, rather than amortized to earnings. These standards are effective beginning in April 2002. Upon adoption, these standards will not have a significant effect on our financial statements as the related assets were expensed as of September 30, 2001.

         In July 2000, the EITF reached a consensus on EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as such. We historically have classified shipping charges to customers as revenue. In September 2000, the EITF concluded that the classification of shipping and handling costs should be disclosed pursuant to Accounting Principles Board (APB) Opinion No. 22, "Disclosure of Accounting Policies." If shipping and handling costs are significant and are not included in cost of sales, companies should disclose both the amount of such costs and which line item on the income statement includes that amount. Shipping and handling costs cannot be netted against sales. We classify inbound and outbound shipping costs as costs of sales. We generally do not impose separate handling charges on customers. However, during fiscal year 2001, we began charging for shipping costs. We began charging for packaging costs during fiscal 2002. Costs attributable to receiving, inspecting and warehousing inventories and picking, packaging and preparing customers' orders for shipment are classified as marketing and sales expense and totaled $1.9 million and $2.5 million during the nine months ended December 31, 2001 and 2000, respectively.

         In May 2000, the EITF issued EITF 00-14 "Accounting for Certain Sales Incentives," which provides guidance on the accounting for certain sales incentives offered by companies to their customers such as discounts, coupons, rebates and products or services. EITF 00-14 addresses the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of a single exchange transaction. The accompanying financial statements include the reclassification of free product and service incentives delivered to customers at the time of sale, from marketing and sales expense to cost of sales, related to the adoption of EITF 00-14. All periods presented have been reclassified for consistent presentation.

2.       Restructuring and Related Charges

         During the fourth quarter ended March 31, 2001, in connection with management's plan to reduce costs and improve operating efficiencies, we recorded restructuring charges of approximately $0.7 million, consisting of approximately $0.5 million for headcount reductions and approximately $0.2 million for contract cancellations. Headcount reductions consisted of approximately 40 employees, or about 17% of our workforce.

         During the first quarter ended June 30, 2001, we initiated a review of our lines of business, cost structure and general activities. The objective of this review was to identify opportunities for improved financial performance and liquidity management. Specific initiatives resulting from this review include reducing the scope of product offerings, decreasing our investment in inventory and eliminating certain operating costs, including costs associated with personnel. In connection with this review, we recorded charges of approximately $0.5 million for headcount reductions. Headcount reductions consisted of approximately 46 employees, or about 19% of our workforce.

         Total cash outlays during the quarter ended June 30, 2001 were approximately $0.2 million. The restructuring accrual was reduced by an additional $0.2 million through the issuance of options to purchase our common stock. Previously recorded allowances for contract cancellations of approximately $0.1 million were reversed during the quarter ended June 30, 2001 upon determination that the associated cost would not be incurred.

         The restructuring accrual consists of the following:

                                             Severance
                                                and         Contract
                                              Benefits    Cancellations  Total
                                              ---------   -------------  -----

Provision for fiscal year 2001                $    502    $        160   $  662
Amount paid in fiscal year 2001                   (472)            (80)    (552)
                                              --------    ------------   ------
Balance at March 31, 2001                           30              80      110
Provision for quarter ended June 30, 2001          479              --      479
Provision reversed in quarter ended June 30,        --             (80)     (80)
2001
Amount paid in quarter ended June 30, 2001        (421)             --     (421)
                                              --------    ------------   ------

Balance at June 30, 2001                            88              --       88
Provision for quarter ended September 30,           10              --       10
2001
Amount paid in quarter ended September 30,         (86)             --      (86)
2001                                          --------    ------------   ------

Balance at September 30, 2001                       12              --       12
Amount paid in quarter ended December 31,           (9)             --       (9)
2001                                          --------    ------------   ------

Balance at December 31, 2001                  $      3    $         --   $    3
                                              ========    ============   ======

3.      Revolving Credit Facility

         During September 2000, we executed a three-year revolving credit facility with a maximum available credit of $25 million with Congress Financial Corporation, a unit of First Union National Bank. The credit facility is to be used for working capital needs and is secured by our assets. Availability under the credit facility is determined pursuant to a borrowing base as defined in the agreement. During the quarter ended September 30, 2001, an independent appraisal firm completed a periodic appraisal of our inventory as required under the revolving credit facility. This appraisal resulted in a decrease in our borrowing base as defined in the revolving credit facility. As a result, total availability under the credit facility was approximately $5.4 million on December 31, 2001 ($787,000 outstanding at December 31, 2001). Amounts outstanding under the credit facility bear interest at the prime rate or LIBOR plus 250 basis points, as elected by us.

4.      Treasury Stock

         During May 2001, we repurchased 1,852,500 shares of our common stock for approximately $0.9 million in connection with certain employment and consultant agreements. Consideration for this purchase was a subscription receivable of approximately $0.8 million and accrued interest receivable of approximately $0.1 million.

5.      Other Matters

Disposition of Online Watch Retailer

         In February 2001, we entered into a merger agreement with an online watch retailer. In connection with the agreement, we paid an aggregate purchase price of $2.3 million representing the assumption of liabilities and direct acquisition costs of approximately $650,000, and 1,991,000 shares of our common stock. The agreement further provided that we issue up to an additional 5,500,000 shares of our common stock to the online retailer upon resolution of certain authorized dealer relationship contingencies and in connection with the online retailer meeting certain gross profit targets as set forth in the agreement. Further, certain key members of the online watch retailer's management entered into separate employment agreements with us which provide for employment for eighteen months following the merger and representation on our board of directors. Principal assets acquired include inventory, supplier relationships and intellectual property.

         During June 2001, as a result of certain business difficulties that arose in the relationship with the former principals of the online watch retailer and to resolve litigation, we began negotiating a dissolution of that relationship. The online watch retailer agreed to a settlement whereby the online watch retailer and certain of it's management will receive aggregate consideration of approximately $0.8 million representing $0.2 million of inventory, $0.1 million of severance pay and 1,500,000 shares of our common stock to settle all potential future claims and obligations. We recorded a charge of approximately $2.3 million in connection with this settlement during the quarter ended June 30, 2001. At December 31, 2001, all consideration with the exception of 76,655 shares of our common stock has been paid.

Outsourcing Of Online Art Operations

         In May 2001, we closed a merger agreement with an online art retailer that was inintiated in January 2001. In connection with the agreement, we issued approximately 7.1 million shares of our common stock and options and warrants to purchase approximately 1.6 million shares of our common stock, in exchange for all of the fully diluted shares of the online art retailer's capital stock. The purchase price was approximately $4.3 million, consisting of $3.3 million of our common stock, $0.7 million of options and warrants to purchase shares of our common stock and $0.3 million of business combination costs. The principle assets received include $7.3 million of cash, an Internet domain name and related trademarks and other tangible and intangible assets related to Internet retail operations. The total value of net tangible assets acquired exceeded the $4.3 million purchase price.

         In May 2001, we concluded that the operating cost structure of the online art retailer was inconsistent with the level of sales activity and our overall objectives. In June 2001, the prior management of the online art retailer made a proposal, which we accepted, to assume the prospective operations of the online art retailer as a separately capitalized entity. Pursuant to this agreement, we contributed assets of approximately $0.5 million, including $0.4 million of cash, an Internet domain name and related trademarks and other intangible assets in return for 5% ownership interest in the new entity. In addition, we entered into a revenue sharing agreement with the new entity whereby we will offer the new entity's product on its Web site in return for half of the gross profit from sales of the new entity's products generated by our Web site. We did not assume any future operating costs or obligations. Further, substantially all the employees previously employed by the online art retailer became employees of the new entity or were terminated.

         Activity related to art operations during the quarter ended June 30, 2001, was recorded in accordance with APB No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and EITF 85-36 "Discontinued Operations with Expected Gain and Interim Operating Losses". Accordingly, losses from the acquisition closing date (May 3, 2001) through the measurement date (June 13, 2001) were reflected as net loss from discontinued operations in the financial statements for the quarter ended June 30, 2001. Losses from the measurement date through the separation date (July 31, 2001) were deferred as there was reasonable assurance that a net gain on disposal will be realized. For the quarter ended June 30, 2001, net loss on discontinued operations included net sales commissions of approximately $125,000 and operating expenses of approximately $792,000. For the period from the measurement date through June 30, 2001, net losses of approximately $109,000 representing net sales commissions of approximately $53,000 and operating expenses of $162,000 were deferred. For the quarter ended September 30, 2001, net losses of approximately $588,000 representing net sales commissions of approximately $159,000 and operating expenses of approximately $747,000 were netted against gain on disposal of discontinued operations. We recognized a net gain on disposal of discontinued operations of approximately $1.8 million during the quarter ended September 30, 2001.

Sale of Asset

     During June 2001, we sold two Internet domain names and related trademarks related to a product information Internet site in exchange for $0.4 million cash. The majority of the cash proceeds were received during the quarter ended September 2001. We recorded a loss on sale of approximately $0.5 million during the quarter ended June 2001.

6.       Supplemental Information

     The following supplemental financial information is presented for informational purposes only and is not in accordance with generally accepted accounting principles. We believe that Company performance is best evaluated on the basis of our ability to generate positive operating cash flows from our core retail and corporate operations. In prior periods, we have entered into certain agreements and transactions that, we believe, make analysis of our core operations more difficult. As such, we believe that this supplemental information presenting the performance of our core retail and corporate operations excluding the impact of such agreements and transactions improves the clarity of our financial statements presented in accordance with generally accepted accounting principles. We use this basis of presentation internally to evaluate our financial performance. This information should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

                                                         Nine months ended
                                                           December 31,
                                                           ------------
                                                      2001              2000
                                                      ----              ----
Net loss                                           $ (32,226)        $ (119,680)
Acquisiton costs (1)                                     534                 --
Restructuring charge (2)                                 409                 --
Settlement loss (2)                                    2,297                 --
Loss on sale of assets (2)                               620                 --
Depreciation and amortization (3)                     17,538             91,964
Net gain from disposal of segment (2)                 (1,146)                --
                                                   ---------         ----------
Net loss, excluding acquisition costs,
restructuring charge, settlement loss,
loss on sale of assets, depreciation and
amortization, and net gain from disposal
of segment                                         $ (11,974)        $  (27,716)
Net loss per share, excluding acquisition
costs, restructuring charge, settlement
loss, loss on sale of assets,
depreciation and amortization, and net
gain from disposal of segment                      $   (0.23)        $    (0.61)
Shares used to compute net loss per share,
basic and diluted                                     52,947             45,484

    (1) Acquisition costs represent non-refundable legal and professional expenses related to the Global Sports, Inc. merger. Acquisition costs are reported as general and administrative expenses in the consolidated statements of operations.
    (2) Restructuring charge, settlement loss, loss on sale of assets and net gain from disposal of segment represent gains or losses we expect to be non-recurring. Generally, these gains or losses relate to transactions resulting in significant headcount reductions, contract cancellations and disposition of certain non-core business activities. See further discussion at Notes 2 and 5 to the consolidated financial statements.
    (3) Depreciation and amortization represent non-cash operating expenses primarily related to amortization of certain marketing activities, amortization of deferred compensation, amortization of purchased intangibles and depreciation of website and tangible assets. Generally, the transactions underlying these expenses represent the investment necessary establish Ashford as a meaningful luxury brand on the Internet and to acquire the necessary infrastructure to support core retail and corporate operations. We do not believe that similar expenditures to support the business will be necessary for the foreseeable future.